Exhibit 99.1

Gaia Reports Second Quarter 2020 Results

Revenues up 23%, Expects Positive Earnings and Free Cash Flow in Third Quarter

BOULDER, CO, August 3, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights vs. Same Year-Ago Quarter

▪	23% increase in revenues to $16.2 million.
▪	Generated $1.9 million in Adjusted EBITDA, an improvement of $3.5 million.
▪	Generated $1.9 million in cash flow from operations, an improvement of $4.4 million.

“The results for the second quarter represent 18 months of disciplined execution to drive operating efficiencies across the business while balancing growth initiatives and spend discipline,” said Paul Tarell, Gaia’s CFO. “We have continued to benefit from higher member growth due to the success of our exclusive content, smart marketing spend and improved retention, which has allowed Gaia to transition to positive earnings and free cash flows starting in July.”

Second Quarter 2020 Financial Results

Revenues in the second quarter increased 23% to $16.2 million from $13.2 million in the year-ago quarter. This was primarily due to growth in paying members and an increase in average revenue per member. Paying members increased to 663,400 as of June 30, 2020 with net member additions for the quarter of 58,300.

Gross profit in the second quarter increased 24% to $14.1 million compared to $11.4 million in the year-ago quarter. Gross margin increased to 87.1% versus 86.4% in the year-ago quarter.

Total operating expenses in the second quarter increased 4% to $16.3 million from $15.7 million in the year-ago quarter, primarily due to $0.7 million in non-recurring share-based expense in the second quarter of 2020 for earn out consideration related to the strong performance of the acquisition Gaia completed in June 2019. Excluding this one-time charge, operating expenses improved to $15.6 million or 96% of revenues from $15.7 million or 119% of revenues in the year ago quarter. Customer acquisition costs as a percentage of revenue were 52% for the second quarter, an improvement from 57% in the year-ago quarter.

Net loss in the second quarter improved significantly to $2.5 million, or $(0.13) per share, compared to a net loss of $4.5 million, or $(0.25) per share, in the year-ago quarter.

Adjusted EBITDA also improved to $1.9 million compared to $(1.6) million in the year-ago quarter.

Gaia generated cash from operations of $3.9 million in the first half of 2020 compared to cash used of $5.2 million in the comparable year-ago period, an improvement of $9.1 million.

Gaia’s cash conversion cycle has continued to improve, with overall cash used during the quarter of $1.6 million compared to a use of $8.9 million in the year ago quarter (excluding incremental proceeds from Gaia’s real estate refinancing).

As of June 30, 2020, Gaia had $8.5 million in cash. Gaia intends to generate positive net income and free cash flow in the third quarter.

Conference Call

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its second quarter 2020 results.

Date: Monday, August 3, 2020

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: (800) 239-9838

International dial-in number: (323) 794-2551

Conference ID: 3953218

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 17, 2020.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 3953218

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues, net	$16,153	$13,164	$30,664	$25,631
Cost of revenues	2,083	1,785	3,984	3,385
Gross profit	14,070	11,379	26,680	22,246
Expenses:
Selling and operating	14,417	14,173	28,875	29,895
Corporate, general and administration	1,873	1,493	3,290	3,086
Total operating expenses	16,290	15,666	32,165	32,981
Loss from operations	(2,220)	(4,287)	(5,485)	(10,735)
Interest and other income (expense), net	(305)	(196)	(551)	(159)
Loss before income taxes	(2,525)	(4,483)	(6,036)	(10,894)
Income tax expense	—	42	69	42
Loss from continuing operations	(2,525)	(4,525)	(6,105)	(10,936)
Loss from discontinued operations	—	57	—	(258)
Net loss	$(2,525)	$(4,468)	$(6,105)	$(11,194)
Loss per share-basic and diluted:
Continuing operations	$(0.13)	$(0.25)	$(0.33)	$(0.61)
Discontinued operations	—	—	-	(0.01)
Basic and diluted net loss per share	$(0.13)	$(0.25)	$(0.33)	$(0.62)
Weighted-average shares outstanding:
Basic and diluted	18,837	17,944	18,660	17,917

Adjusted EBITDA	$1,896	$(1,574)	$2,065	$(5,523)

* See definition and reconciliation on following page.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$1,858	$(2,557)	$3,864	$(5,317)
Operating activities - discontinued operations	—	57	—	76
Operating activities	1,858	(2,500)	3,864	(5,241)
Investing activities	(3,480)	(6,414)	(7,081)	(11,338)
Financing activities	61	4,092	181	4,092
Net change in cash	$(1,561)	$(4,822)	$(3,036)	$(12,487)

Reconciliation of Loss from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net loss	$(2,525)	$(4,468)	$(6,105)	$(11,194)
Interest expense, net	305	196	551	159
Provision for income taxes	—	42	69	42
Depreciation and amortization expense	3,053	2,141	6,022	4,361
EBITDA	833	(2,089)	537	(6,632)
Share-based compensation expense	1,063	515	1,528	1,109
Adjusted EBITDA	$1,896	$(1,574)	$2,065	$(5,523)

EBITDA represents net loss before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash	$8,458	$11,494
Accounts receivable	2,617	2,310
Prepaid expenses and other current assets	1,767	2,443
Total current assets	12,842	16,247
Building and land, net	22,351	22,681
Media library, software and equipment, net	38,580	36,921
Goodwill	17,289	17,289
Investments and other assets	13,117	13,034
Total assets	$104,179	$106,172
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,099	$10,594
Deferred revenue	12,320	8,025
Total current liabilities	20,419	18,619
Long-term debt	16,751	18,433
Deferred taxes	276	206
Total liabilities	37,446	37,258
Total equity	66,733	68,914
Total liabilities and equity	$104,179	$106,172